EXHIBIT 10.4

                               EXTENSION AGREEMENT
                          DATED AS OF JANUARY 21, 2005
                        BETWEEN DMI BIOSCIENCES, INC. AND
                           COGENCO INTERNATIONAL, INC.


     This Extension Agreement dated as of January 21, 2005 is made by and between DMI BioSciences, Inc., a Colorado corporation ("DMI") and Cogenco International, Inc. ("Cogenco"), (collectively referred to as the "Parties").

     WHEREAS, DMI and Cogenco entered into a Term Sheet executed on August 23, 2004 (the "Term Sheet"), requiring, among other things, a standstill period through November 23, 2004 and the execution of the Co-Development Agreement referred to below;

     WHEREAS, DMI and Cogenco entered into an Amended Letter of Intent dated and executed on November 5, 2004 (superceding a previous Letter of Intent dated August 23, 2004) regarding (i) a proposed Co-Development Agreement relating to the treatment of asthma in humans ("CODA") and (ii) a proposed subsequent merger and equity investment between the Parties; and

     WHEREAS, DMI and Cogenco entered into a Co-Development Agreement regarding the treatment of asthma in humans ("CODA") effective on November 21, 2004 requiring, among other things, a non-refundable $500,000 fee and a non-refundable $2,500,000 access payment, aggregating $3,000,000, due no later than November 21, 2004;

     WHEREAS, the Parties mutually desire to extend the time required by Cogenco to make the non-refundable payments aggregating $3,000,000 to DMI under the CODA from November 2004 to February 22, 2005, pursuant to Section 8 of the CODA

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, which the Parties hereto acknowledge and to be good and sufficient consideration, the Parties hereby agree as follows:

     1. Extension. DMI and Cogenco hereby agree to extend the time Cogenco is allowed under the CODA and Amended LOI to make certain non-refundable fee and access payments aggregating $3,000,000 to DMI from November 2004 to February 22, 2005 (the "Extension Date"). The CODA and Amended LOI shall remain in place until the Extension Date.

     2. Waiver of Defaults. DMI hereby waives any and all Events of Noncompliance and Events of Default of whatever nature by Cogenco pursuant to CODA and Amended LOI until the Extension Date.

     3. Notice. Any notices, papers, demands or communications which are required to be given in accordance with this Extension Agreement shall be in writing and shall be delivered to the relevant Parties pursuant to and at the addresses set forth in Section 24.1 of the CODA.

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     4. Miscellaneous. This Extension Agreement may only be amended by the written agreement of DMI and Cogenco. Unless specified herein, this Extension Agreement may not be assigned by either party except with the express written consent of both parties. This agreement shall be binding on DMI and Cogenco and their successors and assigns. This agreement has been made and executed in the State of Colorado and shall be construed in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


DMI BIOSCIENCES, INC.



By:___________________________
   Bruce G. Miller, President and CEO


COGENCO INTERNATIONAL, INC.



By:____________________________
   David W. Brenman, President